Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Contact:	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
FIRST QUARTER 2014 FINANCIAL RESULTS

Tarrytown, NY, May 9, 2014 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced its results of operations for the quarter ended March 31.

Net loss for the quarter was $9.3 million or $0.15 diluted per share, compared to net loss of $11.3 million or $0.22 diluted per share in the 2013 period. Progenics ended the quarter with cash, cash equivalents and securities of $96.2 million, an increase of $28.1 million in the quarter resulting primarily from public offering proceeds.

First quarter revenue totaled $1.8 million, down from $2.2 million in 2013, reflecting royalty income of $0.7 million compared to $1.2 million in the 2013 period, based on RELISTOR® net sales (in millions) reported to Progenics by our commercialization partner Salix. Net sales declined to $4.8 million in the current quarter from prior quarter net sales of $19.0 million. Salix attributed the lower sales in the first quarter to wholesalers adjusting their inventory levels as a result of higher sales in the fourth quarter of 2013.

	Net Relistor Sales for Quarter Ended
	March 31,		December 31,
	2014	2013	2013
U.S.	$3.6	$6.7	$17.9
Ex-U.S.	1.2	1.0	1.1
Global	$4.8	$7.7	$19.0

First quarter research and development expenses decreased by $1.8 million, reflecting lower compensation expense, partially offset by higher clinical trial expenses for PSMA ADC and contract manufacturing expenses for 1404 and Azedra. First quarter general and administrative expenses decreased by $0.4 million, primarily from lower consulting, professional fees and operating expenses, net of an increase to the estimated fair value in contingent consideration liability arising from the Company's 2013 Molecular Insight acquisition.

"I am pleased that the company continued to execute on our overall strategy this quarter," said Mark Baker, Chief Executive Officer. "We completed enrollment of the chemotherapy naïve cohort of our phase 2 trial of PSMA ADC, commenced manufacturing efforts with the Centre for Probe Development and Commercialization in Hamilton, Ontario, for our ultra-orphan candidate Azedra™ for the treatment of pheochromocytoma and paraganglioma, and our submission to the EU of RELISTOR Subcutaneous Injection for the treatment of opioid-induced constipation in patients with chronic pain was accepted for review by the European Medicines Agency this quarter," continued Baker.

Progenics Announces First Quarter Financial Results

First Quarter and Recent Events

•
The company announced completion of enrollment of 36 chemotherapy naïve patients in its phase 2 trial of PSMA ADC. Plans are being made to present data from this cohort at an upcoming medical conference.

•
The company announced the selection of the Centre for Probe Development and Commercialization (CPDC) as the manufacturing site for Azedra, a novel targeted radiotherapy candidate resuming phase 2 registrational testing in patients suffering from pheochromocytoma and paraganglioma. The company expects to begin enrolling patients in the fourth quarter of this year.

•
The submission made by the company and its commercialization partner, Salix Pharmaceuticals, to the European Medicines Agency of RELISTOR subcutaneous injection for the treatment of opioid-induced constipation in patients with chronic pain, was accepted for review. If approved, this will add to the current marketing authorization in the EU of RELISTOR in advanced illness patients. In the U.S., the FDA's Advisory Committee relating to Salix's supplemental New Drug Application for RELISTOR Subcutaneous Injection to treat opioid-induced constipation in patients with chronic pain is being scheduled for June 11 and 12.

•
The company announced that Memorial Sloan Kettering Cancer Center, a member of the Prostate Cancer Clinical Trials Consortium, will serve as the principal site for a phase 1 trial of MIP-1095, a PSMA targeted small molecule radiopharmaceutical. It is anticipated that the trial will begin later this year.

•
The European Association of Urology selected the company's poster entitled "A phase 2 trial of prostate specific membrane antigen antibody drug conjugate (PSMA ADC) in taxane-treated metastatic castration-resistant prostate cancer (MCRPC)" as a Best Poster at the 29th Annual EAU Medical Conference in Stockholm, Sweden. Dr. Daniel Petrylak, lead investigator on the phase 2 trial presented these data at the conference.

•
Progenics in the first quarter completed an underwritten public offering of 8.75 million shares of common stock at a public offering price of $4.60 per share, resulting in net proceeds of approximately $37.5 million under a new $150 million shelf registration statement.

Conference Call and Webcast

Progenics will review first quarter financial results in a conference call today at 8:30 a.m. EDT. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 40933293. A live webcast will be available on the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

- Financial Tables follow -

Progenics Announces First Quarter Financial Results

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	For the Three Months Ended March 31,
	2014	2013
Revenues:
Royalty income	$735	$1,157
Collaboration revenue	1,049	853
Research grants	-	198
Other revenues	31	18
Total revenues	1,815	2,226

Expenses:
Research and development	6,934	8,721
License fees – research and development	90	70
Royalty expense	82	116
General and administrative	3,890	4,314
Depreciation and amortization	144	277
Total expenses	11,140	13,498

Operating loss	(9,325)	(11,272)

Other income:
Interest income	12	14
Total other income	12	14

Net loss	$(9,313)	$(11,258)

Net loss per share; basic and diluted	$(0.15)	$(0.22)
Weighted average shares outstanding; basic and diluted	63,958	50,116

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)
	March 31, 2014	December 31, 2013

Cash and cash equivalents	$94,036	$65,860
Accounts receivable, net	817	2,879
Auction rate securities	2,208	2,208
Fixed assets, net	2,280	2,413
Intangible assets, net and goodwill	39,080	39,081
Other assets	3,003	2,100
Total assets	$141,424	$114,541

Current liabilities	$4,096	$6,627
Contingent consideration liability	16,200	15,700
Deferred tax and other liabilities	13,234	13,235
Total liabilities	33,530	35,562
Stockholders' equity	107,894	78,979
Total liabilities and stockholders' equity	$141,424	$114,541

Progenics Announces First Quarter Financial Results
About Relistor

Progenics has exclusively licensed development and commercialization rights for its first commercial product, Relistor, to Salix Pharmaceuticals, Ltd. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness.

Important Safety Information for subcutaneous Relistor

Relistor is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of Relistor beyond four months has not been studied.

Relistor is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with Relistor and consult their physician. Use of Relistor has not been studied in patients with peritoneal catheters.

Safety and efficacy of Relistor have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie's syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, colon).

Use Relistor with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with Relistor and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with Relistor compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%).

Relistor full Prescribing Information for the U.S. is available at www.relistor.com.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic in a phase 2 clinical trial and a small molecule targeted imaging agent in which a phase 2 trial has just completed. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.

Progenics Announces First Quarter Financial Results
This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

Information on or accessed through our website or social media sites is not included in the company's SEC filings.

(PGNX-F)

Editors Note:

For more information, please visit www.progenics.com. Please follow us on LinkedIn®.

For more information about Relistor, please visit www.relistor.com.